Exhibit (e)(2)(A)
TENDER AGREEMENT
     TENDER AGREEMENT, dated as of 30 November 2010 (this “Agreement”), by and between Axcan Pharma Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Acquiror”), on the one hand, and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners I C.V., and Warburg, Pincus Netherlands Equity Partners III C.V. (each, a “Shareholder” and collectively, the “Shareholders”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.
W I T N E S S E T H:
     WHEREAS, Acquiror and Eurand N.V., a Netherlands company (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into a Share Purchase Agreement, dated the date hereof (the “Purchase Agreement”); and
     WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the Company Shares set forth under such Shareholder’s name on the signature page to this Agreement (the “Existing Shares” and, together with any Company Shares, voting securities and other capital stock of the Company and options or warrants to purchase any of the foregoing acquired by the Shareholders after the date hereof, the “Shares”); and
     WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Acquiror has requested that the Shareholders enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AGREEMENTS
     1.1. Agreement to Tender. Unless this Agreement shall have previously been terminated in accordance with its terms, each Shareholder agrees to accept the Offer with respect to all the Shares it has the ability to tender in the Offer and to tender all such Shares pursuant to the Offer. Such tender shall be made within ten (10) Business Days of the commencement of the Offer, and with respect to any Shares obtained after such date, promptly after such Shares are obtained. The Shareholders shall not withdraw any Shares tendered pursuant to the Offer unless either (i) this Agreement terminates pursuant to Section 4.1 or (ii) the Offer shall have been terminated pursuant to the terms of the Purchase Agreement. Acquiror shall pay Shareholders for any Shares validly tendered and not withdrawn in accordance with the Purchase Agreement and this Section 1.1 on, but subject to the occurrence of, the Closing. If the Offer is terminated by Acquiror, or this Agreement is terminated in accordance with its terms prior to the Closing, Acquiror shall cause the depository acting on behalf of Acquiror to return all tendered Shares to the Shareholders promptly. The Shareholders agree to permit Acquiror to publish and disclose in the Offer Documents (including all related documents and schedules filed with the Securities and

Exchange Commission (“SEC”)) and in any announcement, filing or disclosure required by the SEC, NASDAQ or applicable Law, its identity and ownership of Shares, the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.
     1.2. Agreement to Vote. From and after the date hereof and until this Agreement terminates pursuant to Section 4.1, at every meeting of the shareholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.2(b) below, each Shareholder irrevocably agrees to:
          (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by such Shareholder to be counted as present thereat for purposes of calculating a quorum; and
          (b) vote (or cause to be voted), in person or by proxy, all the Shares owned beneficially or of record by such Shareholder, and any other voting securities of the Company (whenever acquired) that are owned beneficially or of record by such Shareholder as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Purchase Agreement and each of the other transactions contemplated thereby, (ii) in favor of each of the actions set forth in Section 2.04 of the Purchase Agreement, in each case effective as of, and conditional upon, the occurrence of the Closing (as defined in the Purchase Agreement), (iii) against any action or agreement submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement or of the Shareholders contained in this Agreement, (iv) against any action, agreement or transaction submitted for approval to the shareholders of the Company that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer; and (v) against any other action, agreement or transaction submitted for approval to the shareholders of the Company that would constitute an Acquisition Proposal.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to Acquiror as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) Ownership. As of the date hereof, the number of Company Shares beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by such Shareholder is set forth opposite such Shareholder’s name on the signature page to this Agreement. The Existing Shares are, and (except as otherwise expressly permitted by this Agreement) any additional Company Shares and any options and warrants to purchase Company Shares acquired by the Shareholders after the date hereof and prior to the Closing will be, owned beneficially by the Shareholders. As of the date hereof, the Existing Shares constitute all of the Company Shares held of record, beneficially owned or for which voting power or disposition power is held or shared by the Shareholders. Such Shareholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Closing sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Closing, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Shareholder has good and valid title to the Existing Shares, free and clear of any Liens and such Shareholder will have good and valid title to such Existing Shares and any additional Company Shares and options and warrants to purchase Company Shares acquired by such Shareholder after the date hereof and prior to the Closing, free and clear of any Liens. Other than this Agreement, such Shareholder is not party to any agreement with respect to the voting, acquisition or disposition of Company Shares, any other voting securities or capital stock of the Company, or any options or warrants to acquire any of the foregoing. Each Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares.
          (c) No Violation. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) of the Exchange Act, which such Shareholder will file, conflict with or violate any Law applicable to such Shareholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Authority, except for filings that may be required under the Exchange Act, the HSR Act and other Antitrust Laws or (ii) other third party.
          (d) Information. None of the information relating to such Shareholder provided by or on behalf of such Shareholder in writing for inclusion in the Offer Documents or the Schedule 14D-9 will, at the respective times such documents are filed with the SEC or are first published, sent or given to shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (e) Reliance. Such Shareholder understands and acknowledges that Acquiror is entering into the Purchase Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.
          (f) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Authority that would impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) Shareholder has Adequate Information. Such Shareholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon Acquiror and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Acquiror has not made and makes no representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each Shareholder acknowledges that the agreements contained herein with respect to the Shares by such Shareholder is irrevocable.
     2.2. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Shareholders as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Acquiror is duly organized, validly existing and in good standing under the laws of The Netherlands. Acquiror has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of it, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) No Conflicts. The execution and delivery of this Agreement by Acquiror does not, and the performance by it of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Acquiror or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Authority, except for filings that may be required under the Exchange Act, the HSR Act and other Antitrust Laws or (ii) third party, except in the case of (i) or (ii) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE III
OTHER COVENANTS
     3.1. Further Agreements of Shareholders. (a) Except as provided herein, each Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxies or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law) (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional Company Shares or options or warrants to purchase Company Shares acquired beneficially or of record by the Shareholders after the date hereof, or any interest therein. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, nothing in this Section 3.1 shall prohibit a Transfer of Shares by any Shareholder to an affiliate, partner or member of such Shareholder in connection with any transaction not involving an Acquisition Proposal, provided that any such transfer shall be permitted only if, as a precondition to such transfer, the transferee of such Shares agrees in writing with Acquiror to be bound by the terms and conditions of this Agreement and such agreement shall be the legal, valid and binding agreement of such transferee, enforceable against such transferee in accordance with its terms.
          (b) In case of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

          (c) Each Shareholder agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of the number of any additional Company Shares, any options or warrants to purchase Company Shares or other securities of the Company acquired by such Shareholder, if any, after the date hereof.
          (d) Each Shareholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. Each Shareholder further agrees that it shall use commercially reasonable efforts to cooperate with Acquiror, as and to the extent reasonably requested by Acquiror, to effect the transactions contemplated hereby including the Offer.
          (e) Each Shareholder shall not, and (i) will cause its subsidiaries its and their respective officers, directors and employees, and (ii) will use its reasonable best efforts to cause its and its subsidiaries respective investment bankers, attorneys and other representatives and agents retained by such Shareholder or any of its subsidiaries not to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 7.03 of the Purchase Agreement.
          (f) No public release or announcement concerning the Offer or this Agreement shall be issued by any Shareholder without the prior consent of the Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by applicable Laws, stock exchange or self-regulatory organization.
ARTICLE IV
MISCELLANEOUS
     4.1. Termination. This Agreement may be terminated at any time by the Acquiror and shall terminate automatically, without any action on the part of any party hereto, and be of no further force or effect upon the earlier to occur of (i) completion of the Closing, (ii) the termination of the Purchase Agreement pursuant to its terms, (iii) any amendment, modification, change or waiver to the Purchase Agreement executed after the date hereof that (a) results in a decrease in the Per Share Amount or a change in the form of consideration to be paid in the Offer, (b) extends the duration of the Marketing Period or the period following which Acquiror is obligated to close, or (c) extends the Termination Date, and (iv) any amendment to the Purchase Agreement executed after the date hereof that otherwise requires shareholder approval under Dutch law.
     4.2. Effect of Termination. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Shareholders under this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

     4.3. Shareholder Capacity. No Person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. Each Shareholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his capacity as a director or officer of the Company.
     4.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Acquiror to:
Axcan Pharma Holding B.V.
c/o Axcan Intermediate Holdings Inc.
100 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
Facsimile No: (908) 252-2026
Attention: Dr. Frank Verwiel; President & CEO
with a facsimile copy to:
Richard Tarte
General Counsel
Facsimile No: (450) 464-9979
with additional copies (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Facsimile: +1 (617) 235-0509
Attention: William M. Shields and Patrick O’Brien
if to the Company:
Eurand N.V.
Olympic Plaza
Fred. Roeskestraat 123
1076 EE Amsterdam, The Netherlands

with additional copies (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Facsimile: +1 (215) 963-5001
Attention: Timothy Maxwell, Esq.
if to the Shareholders:
Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: Scott A. Arenare, Esq.
with additional copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111
Attention: Gregory B. Astrachan, Esq.
     4.5. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.
     4.6. Entire Agreement. This Agreement (together with the Purchase Agreement, to the extent applicable) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.
     4.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE

MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.4 HEREOF.
     4.8. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.8.
     4.9. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     4.10. Enforcement of the Agreement. Each Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Shareholders in accordance with their specific terms or were otherwise breached by the Shareholders. It is accordingly agreed that Acquiror (and any permitted assign of Acquiror) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Other than as set forth in the proviso to this sentence, under no circumstances shall the Shareholders be entitled to an injunction or injunctions to prevent breaches of this Agreement nor shall the Shareholders be entitled to enforce specifically the terms and provisions of this Agreement; provided, however, that, notwithstanding anything to the contrary in this sentence, if the Offer is terminated by Acquiror, or this Agreement is terminated in accordance with its terms prior to the Closing, each Shareholder shall be entitled to enforce specifically the obligation of the Acquiror to cause the depository acting on behalf of the Acquiror to return all tendered Shares to such Shareholder promptly. In addition, under no circumstances will the Shareholders in the aggregate be entitled to, nor will the Acquiror be liable under or in connection with this Agreement, the Purchase Agreement or the Offer for, aggregate monetary damages in excess of the aggregate amount of a Buyer Fee; provided, for the avoidance of doubt, that to the extent that Acquiror has paid the Company a Buyer Fee in accordance with the terms of the Purchase Agreement, Acquiror shall not be liable to the Shareholders for any damages under or in connection with this Agreement, the Purchase Agreement or the Offer.
     4.11. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners.
     4.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     4.13. No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.
     4.14. Further Assurances. Subject to the terms and conditions of this Agreement, the Shareholders shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.
     4.15. Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
     4.16. Option Exercises. Nothing in this Agreement shall require a Shareholder to exercise any option or warrant to purchase Company Shares in connection with the Offer.
     4.17. Stop Transfer Instruction; Legends.
          (a) Promptly following the date hereof, the Shareholders shall cause the Company to deliver written instructions to the Company’s transfer agent stating that the Shares may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of during the term of this Agreement without the prior written consent of Acquiror, except as otherwise provided in Section 1.1.
          (b) Promptly following the date hereof, each Shareholder shall cause the Company to instruct its transfer agent to place a legend on the certificates (to the extent the shares are certificated) representing the Existing Shares as follows: “The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of except in accordance with and subject to the terms and conditions of the Tender Agreement, dated 30 November 2010, between the registered holder hereof and Acquiror.”
          (c) The parties hereto agree that the legend set forth above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 4.1 hereof.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Acquiror and Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AXCAN PHARMA HOLDING B.V.
By:	/s/ Dr. Frank Verwiel
	Name:	Dr. Frank Verwiel
	Title:	Authorized Person
Tender Agreement

WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg, Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare
Scott A. Arenare
Partner

Number of Company Shares owned beneficially and of record: 12,383,021 WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.
By:	Warburg, Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare
Scott A. Arenare
Partner

Number of Company Shares owned beneficially and of record: 13,103,725
Tender Agreement

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I C.V.
By:	Warburg, Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare
Scott A. Arenare
Partner

Number of Company Shares owned beneficially and of record: 655,188 WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III C.V.
By:	Warburg, Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare
Scott A. Arenare
Partner

Number of Company Shares owned beneficially and of record: 65,518
Tender Agreement